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                                                              EXHIBIT 10.23


                               PERCEPTRON, INC.
                              1997 BONUS PROGRAM


1.  OPERATING GOALS:
    ---------------

     1997 Operating Goals                        % Bonus Allocation
     --------------------                        -------------------
       Bookings Goals            $80,855,000        40% of Total
       Revenue Goal              $76,076,000        30% of Total
       Pre-Tax Income Goal       $20,016,000        30% of Total
           (Pre-tax Income goal is after budgeted expense for bonus and stock option compensation expense)


2.   BONUS PLANS:
     -----------

          Plan
            Officer Plan     1.  70% based on company achievement of operating
                                 goals.

                             2.  30% based on the sole discretion of the
                                 Management Development and Compensation
                                 Committee, with the same discretionary % applied to each individual officer's bonus

            Manager Plan     1.  75% based on company achievement of operating
                                 goals.

                             2. 25% based on the manager's overall performance, as determined by the manager's supervisor

            Team Plan        1.  100% based on company achievement of operating
                                 goals
                 Proposal is to change for 1998 (1999 payout) the Manager and Team Plans to correspond with Officer Plan


3.   PLAN ADMINISTRATION:
     -------------------

        1. The plan will be administered by the Management Development and Compensation Committee of the Board of Directors.

        2. No bonuses will be earned under any plan, unless pre-tax income equals at least $15,021,000.

        3. To be eligible for a bonus, participants must be employed on or before June 30, 1997 and must be employed on the date of payment of the bonus. Those employed between January 1, 1997 and June 30, 1997 will receive a pro-rata portion of their individual bonus potential. Each individual will have a specified bonus potential (yet to be specifically identified).

        4. Bonuses to be paid within 30 days of the completion of the 1997 audit but not later than March 31, 1998.

        5. That portion of the 1997 bonus that is based on company achievement of operating goals will begin being earned upon the company achievement of 75% of each of the three individual operating goal elements (banking, revenue and pre-tax income).

        6. Earned bonuses will be based on the attached graph, which demonstrates the percentages of the bonuses that will be earned beginning at 75% of operating goal achievement and continuing at achievement levels in excess of 100%. A separate chart will be prepared for each of the three elements of bookings, revenue and pre-tax income. The sum of the three will be the total bonus earned.







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                               PERCEPTRON, INC.

                              1997 Bonus Payout



        Graph indicting the percent of Bonus which is earned if various percentage levels of operating goals are achieved, with (i) 0% of Bonus earned if 75% of operating goals are achieved, (ii) increasing linearly to 100% of Bonus earned if 100% of operating goals are achieved and (iii), thereafter, increasing linearly at one-half the slope, with 150% of Bonus earned if 125% of operating goals are achieved and 200% of Bonus earned if 150% of operating goals are achieved.